UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 2, 2013

KITE REALTY GROUP TRUST
(Exact name of registrant as specified in its charter)

Maryland	1-32268	11-3715772
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification Number)

30 S. Meridian Street
Suite 1100
Indianapolis, IN		46204
(Address of principal executive offices)		(Zip Code)

(317) 577-5600
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06. Material Impairments.

As previously disclosed, since October 2012 a wholly-owned subsidiary of Kite Realty Group Trust (the “Company”) has been in payment default on a $29.5 million non-recourse loan made with respect to the Company’s Kedron Village property, due to insufficient cash flow being generated by the property to fully support the debt service on the loan.  The lender initiated foreclosure proceedings and acquired the property on July 2, 2013.  A $2.2 million escrow balance was also retained.

As a result of the foreclosure sale on July 2, 2013, the Company reevaluated the Kedron Village property for impairment as of June 30, 2013 and determined that the carrying value of the property was not fully recoverable.  Accordingly, the Company expects to incur a non-cash impairment charge of approximately $5.4 million in the second quarter of 2013.  This non-cash charge will not impact the Company’s liquidity nor its funds from operations for such quarter.

The Company also expects to recognize a non-cash gain of approximately $1.5 million resulting from the transfer of the asset to the lender in full satisfaction of the debt.  However, because of the timing of the foreclosure sale, under generally accepted accounting principles, the Company expects that this gain will be recognized in the third quarter of 2013.  In the third quarter of 2013, the Company also expects to reverse an accrual of default interest and other interest of approximately $1.1 million, which will be included in funds from operations in that quarter.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KITE REALTY GROUP TRUST

July 9, 2013	/s/ Daniel R. Sink
Daniel R. Sink
Executive Vice President and Chief Financial Officer